Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-271293 and No. 333-239344 ) pertaining to the 2005 Israeli Share Option Plan and the 2018 Israeli Share Option Plan and on Form F-3 (No. 333-274078 and No. 333-276767) of Scinai Immunotherapeutics Ltd. of our report dated April 17, 2023 with respect to the financial statements of Scinai Immunotherapeutics Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer

A member firm of Ernst & Young Global

Tel Aviv, Israel

May 07, 2025